UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2012

FARO TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Florida	0-20381	59-3157093
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Technology Park, Lake Mary, Florida 32746

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (407) 333-9911

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 18, 2012, FARO Europe GmbH & Co. KG, FARO Verwaltungs GmbH, and FARO Deutschland Holding GmbH (collectively, “FARO Europe”), subsidiaries of FARO Technologies, Inc. (the “Company”), entered into an agreement (the “Europe Separation Agreement”) with Siggi Buss, former Senior Vice President and Managing Director for Europe, which provides the terms and conditions of Mr. Buss’ separation from FARO Europe. Also on June 18, 2012, FARO Swiss Holding GmbH (“FARO Swiss”), a subsidiary of the Company, entered into an agreement (the “Swiss Separation Agreement” and, together with the Europe Separation Agreement, the “Separation Agreements”) with Mr. Buss, which provides the terms and conditions of Mr. Buss’ separation from FARO Swiss. The Company previously reported Mr. Buss’ resignation from his position with the Company on a Current Report on Form 8-K filed with the Commission on February 28, 2012.

Pursuant to the Separation Agreements, Mr. Buss will continue to be employed by FARO Europe and FARO Swiss and receive his current base salary ($14,031* per month from FARO Europe and $11,967* per month from FARO Swiss) until July 31, 2012. During this time, Mr. Buss will provide consulting services and transition assistance as requested by FARO Europe and FARO Swiss. In addition, Mr. Buss will receive a severance payment equal to $167,622* from FARO Europe and $140,120* from FARO Swiss, which amounts will be payable in two lump sum installments on each of August 1, 2012 and January 1, 2013.

The foregoing summary of the Separation Agreements does not purport to be complete and is qualified in its entirety by reference to the Separation Agreements, which will be filed as exhibits to the Company’s next quarterly report on Form 10-Q.

*Converted from Euros to US Dollars using the Euro to dollar exchange rate of 1 to 1.26 and from Swiss franc to US Dollars using the franc to dollar exchange rate of 1 to 1.04562.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FARO TECHNOLOGIES, INC. (Registrant)

Date: June 22, 2012	/s/ Jay W. Freeland
	By:	Jay W. Freeland
	Its:	President and Chief Executive Officer

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